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                                                                   EXHIBIT 11.0


                     AMERICAN STATES FINANCIAL CORPORATION
                       COMPUTATION OF EARNINGS PER SHARE




                                                 Three Months Ended    Six Months Ended
                                                    June 30,              June 30,
                                                 1996       1995       1996      1995
                                                 ---------  ---------  --------  --------
                                                            (Dollars in Thousands,
                                                            Except Per Share Data)
Primary
- - -------------------------------------------------
Shares outstanding, beginning of period            50,000,000   50,000,000   50,000,000  50,000,000

Weighted average shares issued during period:
  Stock offering                                    3,626,373            -    1,823,204           -
  Employee benefit plans                               18,319            -        9,210           -
                                                   ----------   ----------   ----------  ----------
Weighted average primary shares outstanding        53,644,692   50,000,000   51,832,414  50,000,000
                                                   ==========   ==========   ==========  ==========

Net income                                            $29,759      $16,775      $76,672     $82,262
                                                   ==========   ==========   ==========   =========

Net income per primary common share                      $.55         $.34        $1.48       $1.65
                                                   ==========   ==========   ==========   =========

Fully Diluted
- - -------------
Shares outstanding, beginning of period            50,000,000   50,000,000   50,000,000  50,000,000

Weighted average shares issued during period:
  Stock offering                                    3,626,373            -    1,823,204           -
  Employee benefit plans                               18,319            -        9,210           -
                                                   ----------   ----------   ----------  ----------
Weighted average fully diluted shares outstanding  53,644,692   50,000,000   51,832,414  50,000,000
                                                   ==========   ==========   ==========   =========

Net income                                            $29,759      $16,775      $76,672     $82,262
                                                   ==========   ==========   ==========   =========
Net income per fully diluted common share                $.55         $.34        $1.48       $1.65
                                                   ==========   ==========   ==========   =========


Note: The fully diluted calculation is submitted in accordance with Regulation S-K item 601(b)(11) although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%.




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